UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to §240.14a-12

Keystone Automotive Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852

Keystone Automotive Industries Inc. Announces Record Date

for LKQ Merger Vote

POMONA, CA – August 24, 2007 – Keystone Automotive Industries, Inc. (Nasdaq Global: KEYS) today announced it has set a record date of August 30, 2007 for shareholders to vote on a previously announced merger agreement with LKQ Corporation (Nasdaq: LKQX) in which LKQ will acquire Keystone for $48.00 per share in cash, representing an aggregate purchase price of approximately $811 million on a fully diluted basis.

The merger, pending approval by shareholders on a yet-to-be-determined date for a special meeting and regulatory approvals and other customary conditions, is expected to close early in the fourth quarter of calendar 2007.

Additional Information and Where to Find It

In connection with the proposed merger, Keystone is in the process of finalizing the filing of a definitive proxy statement and other documents with the Securities and Exchange Commission (“SEC”). Keystone’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about Keystone and the proposed transaction. The proxy statement will be mailed to the stockholders of Keystone. Investors, security holders and other interested parties may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s website at www.sec.gov. The proxy statement and such other documents may also be obtained for free by going to Keystone’s Investor Relations page on its corporate website at www.keystone-auto.com or by directing such request to Keystone Automotive Industries, Inc., 655 Grassmere Park Drive, Nashville, TN 37211, Attn: Corporate Secretary.

In addition, Keystone and its officers and directors may be deemed to be participants in the solicitation of proxies from Keystone’s stockholders with respect to the proposed transaction. Information concerning the interests of Keystone’s participants in the solicitation is set forth in the company’s proxy statements and Annual Reports on Form 10-K, and any interests that Keystone’s participants have in the proposed transaction will be available in the proxy statement to be filed in connection with the proposed transaction. LKQ may be deemed to be participating in the solicitation of Keystone’s stockholders in favor of the approval of the merger as well. Information concerning LKQ’s directors and executive officers is set forth in LKQ’s proxy statements and Annual Reports on Form 10-K filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov or by going to LKQ’s investor relations page on its corporate website at www.lkqcorp.com.

-more-

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of recycled light vehicle OEM products and related services and also a provider of aftermarket collision replacement products. LKQ operates over 130 facilities offering its customers a broad range of replacement systems, components, and parts to repair light vehicles.

About Keystone

Keystone Automotive Industries, Inc. distributes its products primarily to collision repair shops through its 137 distribution facilities, of which 22 serve as regional hubs, located in 39 states and Canada. Its product lines consist of automotive body parts, bumpers, and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. Its products are sold to more than 25,000 repair shops throughout the United States and Canada.

This press release contains forward-looking statements that involve risks and uncertainties. The statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the future performance, expectations, beliefs, hopes, intentions or strategies of Keystone and LKQ. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. These factors include but are not limited to: statements about the anticipated closing of the merger and the expected future performance of the company resulting from and following the merger; receiving regulatory approval and approval from Keystone’s stockholders for the merger; and other risks that are described in our Annual Report on Form 10-K filed on June 13, 2007 for the fiscal year ended March 30, 2007 and in other reports filed by Keystone from time to time with the SEC. You should not place undue reliance on the forward-looking statements. We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made.

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